Exhibit 12.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

August 11, 2026

Rise Companies Corp.
c/o Fundrise, LLC
11 Dupont Circle NW, 9th Floor
Washington, D.C. 20036

Re:     Securities Qualified under Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to you in connection with your August 11, 2026 filing of a Post-Qualification Amendment on Form 1-A (File No. 024-12664) with the Securities and Exchange Commission (as amended or supplemented, the “Post-Qualification Amendment”) pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the Post-Qualification Amendment and the offering by Rise Companies Corp., a Delaware corporation (the “Company”) of up to 4,275,000 shares (the “Shares”) of the Company’s Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock”). The Shares are being sold to the several purchasers named in, and pursuant to, the several subscription agreements between the Company and such purchasers, a form of which is included in the Post-Qualification Amendment as Appendix A (the “Subscription Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Class B Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and, upon issuance and delivery against payment therefor in accordance with the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 12.1 to the Post-Qualification Amendment and to the references to our firm under the caption “Legal Matters” in the Post-Qualification Amendment. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP